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                      Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 7 to the registration statement on Form N-1A of Marquis Funds' (File Number 33-65436)(the "Registration Statement") of our report dated April 10, 1996, relating to the financial statements and financial highlights of the International Equity Portfolio appearing in the February 29, 1996 Annual Report to Shareholders of the SEI International Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Financial Statements" in the Statement of Additional Information.


PRICE WATERHOUSE LLP
Philadelphia, Pennsylvania
November 15, 1996